EXECUTION COPY
LIMITED LIABILITY COMPANY AGREEMENT
OF
GE EQUIPMENT MIDTICKET LLC, SERIES 2009-1
(A DELAWARE LIMITED LIABILITY COMPANY)
Dated as of September 11, 2009

Issuer LLC Agreement

GE EQUIPMENT MIDTICKET LLC, SERIES 2009-1
          LIMITED LIABILITY COMPANY AGREEMENT dated as of September 11, 2009, adopted by CEF Equipment Holding, L.L.C., as a member (the “Initial Member”).
Preliminary Statement
          The Initial Member desires to form a limited liability company under the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time (the “Act”).
          Accordingly, the Initial Member hereby adopts the following as the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act.
ARTICLE I
          SECTION 1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the “Definitions Addendum” attached to this Agreement and incorporated herein and shall otherwise have the meanings assigned to such terms in the Act.
ARTICLE II
          SECTION 2.1 Formation. The Company was formed as a limited liability company pursuant to the provisions of the Act on August 6, 2009 by the filing of the Certificate of Formation with the office of the Secretary of State of Delaware. The Initial Member hereby adopts, confirms and ratifies said Certificate of Formation and all acts taken in connection therewith. Thomas A. Davidson is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business any other jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.
ARTICLE III
          SECTION 3.1 Name. The name of the Company is GE Equipment Midticket LLC, Series 2009-1.

Issuer LLC Agreement

ARTICLE IV
          SECTION 4.1 Purpose and Limitations on Activities. The Company shall limit its purposes and activities to (i) the issuance and sale of Membership Interests, on the terms and conditions set forth herein; (ii) acquiring (through purchase or otherwise) from CEF Equipment Holding, L.L.C. or any of its subsidiaries or affiliates (collectively, the “Seller”), holding, servicing, transferring and pledging equipment loan and lease receivables, mortgage loans and receivables and any related rights, documents, assets, and interests (“Assets”); (iii) entering into any agreement providing for the acquisition, sale, financing, servicing, hedging or transfer of the Assets or interests in the Assets; (iv) retaining or reacquiring an interest in the Assets; (v) lending or otherwise investing proceeds from Assets and any other income; and (vi) any purposes and activities necessary, convenient or incidental to the conduct, promotion or attainment of the business purposes and activities of the Company as set forth in clauses (i) through (v) above.
Provided that, in connection with the permitted activities specified above, the purpose and activities of the Company shall be further limited as follows:
     (vii) the Company may only hold (a) financial assets (as that term is defined within Statement of Financial Accounting Standards No. 140 and related Generally Accepted Accounting Principles, as amended) transferred to it from the Seller (the “Transferred Assets”), (b) cash obtained from collections of the Financial Assets and temporary cash equivalent investments of that cash pending distribution, and (c) nonfinancial assets that may be acquired from time to time in connection with foreclosure and related servicing activities associated with the financial assets acquired under clause (a) above. Temporary cash investments are intended to include money market accounts and certificates of deposits with maturities no later than the next scheduled distribution date;
     (viii) the servicing of assets held by the Company shall be conducted in a manner that is consistent with the servicing agreement to which the Company shall become a party coincident with the initial transfer of assets from the Seller (the “Servicing Agreement”);
     (ix) the Company may sell or assign assets only as specified in the Servicing Agreement; and
     (x) the Company may enter into derivative contracts or hedges that have the following characteristics: (a) are interest rate swap arrangements, (b) have a fair value at inception of zero, and (c) commence on a date within 2 days of the effective date of the receipt by the Company of Transferred Assets.
          SECTION 4.2 Authority. The Company, by or through the Member, or any Manager on behalf of the Company, may enter into and perform the Indenture, Transaction Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, together with any amendments or supplements thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Manager to enter into other agreements on behalf of the Company.

2	Issuer LLC Agreement

ARTICLE V
          SECTION 5.1 Registered Office; Other Offices. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Wilmington, New Castle County, Delaware 19808. The Manager may establish other offices of the Company at such locations within or outside the State of Delaware as the Initial Member may determine.
ARTICLE VI
          SECTION 6.1 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Wilmington, New Castle County, Delaware, 19808.
ARTICLE VII
          SECTION 7.1 Admission of Members. (a) By execution of this Agreement, the Initial Member is hereby admitted as a Member of the Company and shall have a Membership Interest in the Company including, without limitation, such rights in and to the profits and losses of the Company and rights to receive distributions of the Company’s assets, and such other rights and obligations, as provided herein.
          (b) Without the consent of any Member or other Person, the Manager may cause the Company to issue additional Membership Interests and thereby admit a new Member or new Members, as the case may be, to the Company, only if such new Member (i) has delivered to the Initial Member its capital contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Initial Member shall reasonably require to so admit such new Member to the Company.
          SECTION 7.2 Initial Member. The name and the address of the Initial Member of the Company is as follows:
CEF Equipment Holding, L.L.C.
10 Riverview Drive
Danbury, Connecticut 06810
ARTICLE VIII
          SECTION 8.1 Management. Subject to Section 16.1, management of the Company is initially vested in the Initial Member. The Initial Member shall be a “manager” within the meaning of the Act (a “Manager”) until such time as the Initial Member appoints one or more Managers to replace the Initial Member in its capacity as manager of the Company. Each Manager shall perform duties, on behalf of the Company as Manager as set forth in this Agreement and in the Act and may enter into contracts with Persons on behalf of the Company and engage in activities on behalf of the Company, including issuing, delivering and executing contracts, agreements and other documents in connection therewith, in each case in accordance with Section 4.1.

3	Issuer LLC Agreement

          SECTION 8.2 Managers to Provide Information to the Initial Member. It shall be the duty of each Manager, to keep the Initial Member reasonably informed as to material events relating to the Company, including, without limitation, all claims pending or threatened against the Company and the execution by such Manager on behalf of the Company of any material agreements or instruments.
          SECTION 8.3 Accounting and Tax Reports; Tax Matters. The Manager shall: (a) maintain (or cause to be maintained) the books of the Company on a calendar year basis on the accrual method of accounting, (b) deliver to each Member, as may be required by the Code and applicable Treasury Regulations, such information as may be required (including Schedule K-1) to enable each Member to prepare its federal, state and local income tax returns, (c) file such tax returns relating to the Company, and make such elections as may from time to time be required or appropriate under any applicable state or federal statute or rule or regulation thereunder so as to maintain the Company’s characterization as an entity disregarded as an entity separate from its owner under Section 301.7701-3 of the Treasury Regulations for federal income tax purposes, (d) cause such tax returns to be signed in the manner required by law and (e) collect or cause to be collected any withholding tax with respect to income or distributions to Members.
ARTICLE IX
          SECTION 9.1 Initial Capital Contributions. The initial cash capital contribution to be made by the Initial Member promptly hereafter is $10,000.
ARTICLE X
          SECTION 10.1 Additional Contributions. The Members shall have no obligation to make any additional capital contribution to the Company after the date hereof, but the Initial Member may elect to do so from time to time.
ARTICLE XI
          SECTION 11.1 Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Manager, subject to the limitations of the Act or other applicable laws.
          SECTION 11.2 Distribution upon Withdrawal. Upon withdrawal, any withdrawing Member shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair market value of its Membership Interest.
ARTICLE XII
          SECTION 12.1 Transfers. (a) A Member other than the Initial Member may not Transfer any part of its Membership Interest without the prior written consent of the Initial Member, such consent not to be unreasonably withheld. Any purported Transfer of any Membership Interest in contravention of this Section 12.1 shall, to the fullest extent permitted by law, be null and void and of no force or effect whatsoever. No purchase or transfer of a Membership Interest shall be made by or to a Benefit Plan Investor, no purchase or transfer of a

4	Issuer LLC Agreement

Membership Interest by or to a Benefit Plan Investor will be effective, and neither the Company nor the Initial Member will recognize any such purchase or transfer. In addition, no purchase or transfer will be effective if it would cause the Company to be required to withhold on the transferee’s distributions or distributive shares of income under Sections 871, 881 or 1446 of the Code, and neither the Manager nor the Company will recognize any purchase or transfer giving rise to such withholding.
          (b) The Initial Member shall admit a transferee of a Member’s Membership Interest to the Company only if such transferee (i) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto and (ii) has delivered such additional documentation as the Initial Member shall reasonably require to so admit such transferee to the Company. Notwithstanding anything contained herein to the contrary, both the Company and the Initial Member shall be entitled to treat the transferee of a Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this Section 12.1 and is reasonably satisfactory to the Initial Member has been received by the Company. The effective date of any Transfer permitted under this Agreement shall be the close of business on the day of receipt thereof by the Company.
          SECTION 12.2 Restrictions on Expulsion. No Member shall be expelled as a Member under any circumstances.
ARTICLE XIII
          SECTION 13.1 Liability of Members. Except as required by the Act, no Member or any Manager, agent, shareholder, director, employee or incorporator of any Member solely by reason of its capacity as such will be liable for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, which debts, obligations and liabilities shall be solely the debts, obligations and liabilities of the Company or such other Member, as applicable.
ARTICLE XIV
          SECTION 14.1 Exculpation and Indemnification of Members and Managers. (a) No Indemnified Party shall be liable to the Company or any Member for any loss, damage or claim incurred by reason of any act performed or any act omitted by such Indemnified Party in connection with any matter arising from, or related to, or in connection with this Agreement or the Company’s business or affairs; provided, however, that the foregoing shall not eliminate or limit the liability of any Indemnified Party if a judgment or other final adjudication adverse to the Indemnified Party establishes (i) that the Indemnified Party’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that the Indemnified Party personally gained in fact a financial profit or other advantage to which the Indemnified Party was not legally entitled.

5	Issuer LLC Agreement

          (b) The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and advance expenses to, each Indemnified Party against any losses, claims, damages or liabilities to which the Indemnified Party may become subject in connection with any matter arising from, related to, or in connection with, this Agreement or the Company’s business or affairs; provided, however, that no indemnification may be made to or on behalf of any Indemnified Party (and expenses advanced shall be returned) if a judgment or other final adjudication adverse to the Indemnified Party establishes (i) that the Indemnified Party’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (ii) that the Indemnified Party personally gained in fact a financial profit or other advantage to which the Indemnified Party was not legally entitled.
          (c) Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (b) above shall:
     (i) be in addition to any liability that the Company may otherwise have;
     (ii) inure to the benefit of the successors, assigns, heirs and personal representatives of each Indemnified Party; and
     (iii) be limited to the assets of the Company.
          (d) This Article XIV shall survive any termination of this Agreement and the dissolution of the Company.
ARTICLE XV
          SECTION 15.1 Duration and Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the affirmative vote or written consent of the Initial Member or as otherwise required by the Act.
ARTICLE XVI
          SECTION 16.1 Bankruptcy. Except by the unanimous consent of all Members, and Managers, the Company shall not file a voluntary petition in bankruptcy or otherwise seek relief under Title 11 of the United States Code or any successor statute thereto, or under any similar applicable state law.
          SECTION 16.2 Amendments. This Agreement may be amended only by written instrument executed by the Initial Member, provided that the Rating Agency Condition is satisfied.
          SECTION 16.3 Headings. The titles of Sections of this Agreement are for convenience or reference only and shall not define or limit any of the provisions of this Agreement.

6	Issuer LLC Agreement

          SECTION 16.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THEREOF.
          SECTION 16.5 Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.
          SECTION 16.6 Further Assurances. The Initial Member shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.
          SECTION 16.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement. Executed counterparts may be delivered electronically.
          SECTION 16.8 Assignment; Third Party Beneficiaries. The parties hereto acknowledge and agree that the rights of the Company under this Agreement may be pledged from time to time by the Company to creditors of the Company to secure the Company’s obligations to such creditors. Nothing in this Agreement whether express or implied, shall be construed to give to any other Person (other than a party hereto or an Indemnified Party) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein.
          SECTION 16.9 Notwithstanding any other provision of this Agreement, each Member agrees that this Agreement constitutes a legal, valid and binding agreement of such Member, and is enforceable against such Member, in accordance with its terms.
[Signature Follows]

7	Issuer LLC Agreement

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

CEF EQUIPMENT HOLDING, L.L.C., as Member
By:
Name:
Title:

S-1	Issuer LLC Agreement

DEFINITIONS ADDENDUM
TO THE
LIMITED LIABILITY COMPANY AGREEMENT
          “Act” is defined in the Preliminary Statement.
          “Affiliate” means, with respect to any Person, any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person or group of Persons, shall mean the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” means this Limited Liability Company Agreement, as amended from time to time.
          “Amounts Available for Distribution” means on each Distribution Date all funds received by the Company from whatever source after the payment of all interest, principal and other debt payments made by the Company on such Distribution Date and any other obligations of the Company payable on such Distribution Date.
          “Asset” is defined in Section 4.1.
          “Benefit Plan Investor” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA (which is subject to Title I of ERISA), a “plan” described in Section 4975(e)(1) of the Code (which is subject to Section 4975 of the Code), or any entity deemed to hold “plan assets” of any of the foregoing by reason of investment by an “employee benefit plan” or “plan” in the entity.
          “Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.
          “Certificate of Formation” means the Certificate of Formation of the Company, as amended from time to time.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and Treasury Regulations promulgated thereunder.
          “Company” means GE Equipment Midticket LLC, Series 2009-1, a Delaware limited liability company.
          “Distribution Date” means the 15th day of each calendar month, or, if such day is not a Business Day, the next Business Day, commencing on October 15, 2009.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any regulations promulgated thereunder.

Issuer LLC Agreement

          “Indemnified Party” means a Member, Manager, employee, organizer or agent of the Company or any officer, agent, shareholder, director, employee or incorporator of the Initial Member.
          “Indenture” means the Indenture, dated September 11, 2009, between the Company and Deutsche Bank Trust Company Americas, as the Indenture Trustee thereunder, as the same may be amended and supplemented from time to time.
          “Initial Member” has the meaning assigned in the preamble.
          “Manager” is defined in Section 8.1.
          “Member” means the Initial Member and any Person that is admitted as a member of the Company, in each case for so long as such Person continues to be a member of the Company, in such Person’s capacity as a member of the Company.
          “Membership Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of a Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such member to comply with all the terms and provisions of this Agreement. A Membership Interest may be represented by a certificate.
          “Person” means an individual, partnership corporation (including a business trust), limited liability company, joint stock company, trust, association, joint venture, government or any agency or political subdivision thereof or any other entity of whatever nature.
          “Rating Agency Condition” means, with respect to any action, that (i) Moody’s Investors Service, Inc. shall have been given at least 10 Business Days’ prior notice thereof and shall have not notified the Company and the Indenture Trustee that such action will result in a reduction or withdrawal of the then current rating of any class of the notes, and (ii) Fitch Ratings shall have been given at least 10 Business Days’ prior notice thereof, delivered electronically to notifications.abs@fitchratings.com.
          “Seller” is defined in Section 4.1.
          “Transaction Documents” means this Agreement, the Related Documents as defined in the Indenture and all documents and certificates contemplated thereby or delivered in connection therewith.
          “Transfer” means, (i) as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, (ii) as a verb, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.
          “Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code.

2	Issuer LLC Agreement

CERTIFICATE OF FORMATION
OF
GE EQUIPMENT MIDTICKET LLC, SERIES 2009-1
     This Certificate of Formation of GE Equipment Midticket LLC, Series 2009-1, dated as of August 6, 2009, has been duly executed and is being filed by Thomas A. Davidson, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C.§18-101, et seq.).
1.	The name of the limited liability company is GE Equipment Midticket LLC, Series 2009-1 (the “LLC”).

2.	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the LLC at such address is Corporation Service Company.

3.	The name and the address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, County of New Castle, Wilmington, Delaware 19808.

4.	The period of duration of the LLC is perpetual unless otherwise dissolved in accordance with the Limited Liability Company Agreement of the LLC.

5.	This Certificate of Formation shall be effective as of its filing.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 6th day of August, 2009.

By:
	Name:	Thomas A. Davidson
	Title:	Authorized Person

Issuer LLC Agreement